China Bio Energy Reports Fourth Quarter and Record 2008 Financial Results
Monday March 23, 8:00 am ET

- Fourth Quarter 2008 Sales Increase 165% to $59.2 million, Adjusted Net Income* Increases 209.5% to $6.5 million with Adjusted EPS* of $0.17

- Fiscal Year 2008 Sales Increase 149% to $216.5 million, Adjusted Net Income* Increases 232.7% to $28.5 million with Adjusted EPS* of $0.84

- Management to Host Earnings Conference Call on March 26, 2009 at 8:30am ET

XI'AN, China, March 23 /PRNewswire-Asia-FirstCall/ -- China Bio Energy Holdings Group (OTC Bulletin Board: CBEH - News), a leading manufacturer and distributor of bio-diesel and distributor of petroleum-related products including gasoline, diesel, and heavy oil in China, today announced its financial results for the fourth quarter and fiscal year 2008.

SUMMARY FINANCIALS

Fourth Quarter 2008 Results
	Q4 2008	Q4 2007	CHANGE
-Sales	$59.1 million	$22.3 million	+165.0%
Gross Profit	$7.5 million	$2.7 million	+176.0%
GAAP Net Income (Loss)	($3.3 million)	$2.1 million	-259.3%
Adjusted Net Income*	$6.5 million	$2.1 million	+209.5%
GAAP EPS	($0.13)	($0.05)	-60%
Adjusted EPS (Fully Diluted)*	$0.17	($0.05)	+340%

Fiscal Year 2008 Results
	FY 2008	FY 2007	CHANGE
-Sales	$216.5 million	$87.1 million	+149.0%
Gross Profit	$30.6 million	$10.1 million	+203.5%
GAAP Net Income	$18.7 million	$8.6 million	+118.0%
Adjusted Net Income*	$28.6 million	$8.6 million	+232.7%
GAAP EPS	$0.54	$0.21	+157.1%
Adjusted EPS (Fully Diluted)*	$0.84	$0.21	+300.0%

*
Net Income and EPS in the Q4 2008 and Fiscal Year 2008 are non-GAAP calculations and do not include $9.8 million of non-cash, stock-based compensation charges related to the ''Make Good'' provision of an October 2008 financing agreement

For more information about the non-GAAP financial measures contained in this press release, please see ''About Non-GAAP Financial Measures" below.

Fourth Quarter 2008 Financial Results

Sales - Sales for the fourth quarter of 2008 were $59.1 million compared to $22.3 million in the fourth quarter of 2007, an increase of 165%. The increase was mainly due to market demand in finished oil, strong growth in bio-diesel production and sales generated by the four recently leased gas stations. China Bio Energy also reports revenue in its three business segments, Distribution of Finished Oil, Bio-Diesel Production, and Retail Gas Stations:

Fourth Quarter 2008 Revenue Breakdown
	Q4 2008	Q4 2007	CHANGE
Distribution of Finished Oil	$36.7 million	$18.1 million	+103%
% of Sales	62.3%	81.1%
Bio-Diesel Production	$14.9 million	$4.2 million	+255%
% of Sales	25.3%	18.9%
Retail Gas Stations	$7.5 million	N/A	N/A
% of Sales	12.4%	N/A
Total Sales	$59.1 million	$22.3 million	+166%

''We are very pleased with our progress during the fourth quarter,'' stated Mr. Gao Xincheng, Chief Executive Officer of China Bio Energy Holdings Group. ''The Company's bio-diesel sales increased 255% for the fourth quarter of 2008, compared to the fourth quarter of 2007. Despite declining oil prices in China and worldwide, we feel there are several fundamental factors that will continue to provide incremental and robust top-line growth for our Company. These include China's continuing demand for energy to accommodate future economic growth which will benefit from the stimulus plan and further domestic expansion, an increase of consumer automobiles in China, a shortage of domestic oil resources and dependence on foreign sources, in addition to government initiatives to increase the utilization rate for alternative fuel while decreasing pollution emissions.''

Cost of Sales - Cost of sales for the fourth quarter of 2008 was $51.5 million compared to $19.6 million in 2007, an increase of 162.8%. The increase was due to the rise in production and sales activities. Cost of sales as a percentage of sales was approximately 87.1% for the fourth quarter of 2008 and 87.8% for same period in 2007. The decrease was due to lower production costs resulting from a decrease in the cost of feedstock used to produce bio-diesel. Overall average unit costs of feedstock, which is comprised of used cooking oil and non-edible seeds, amounted to $463.2 per ton in the fourth quarter 2008, representing a decrease of 12.8% from $529.9 per ton in the fourth quarter of 2007.

Gross Profit and Gross Margin - Gross profit was $7.5 million for the fourth quarter of 2008 compared to $2.7 million for the same period in 2007, an increase of 177.8% and representing gross margins of approximately 13% and 12%, respectively. The increase in gross margin is primarily due to the rise in market demand for finished oil products and bio-diesel, and a reduction in bio-diesel supply costs. During the fourth quarter of 2008, the gross profit margin for bio-diesel production and sales was approximately 27.5% while gross profit margin for distribution of finished oil products, such as gasoline and diesel oil, was approximately 8.3%. The retail gas stations during this same period had a gross margin of 11.2%.

Operating Expenses - Selling, general and administrative expenses for the fourth quarter of 2008 were approximately $1.0 million compared to $0.89 million for the same period in 2007, an increase of 16.9%. Total operating expenses as a percentage of sales for the fourth quarter of 2008 and 2007 were 1.7% and 4.0%, respectively.

Net Income - For the quarter ended December 31, 2008, the Company reported a net loss of $3.3 million, or a loss of $0.13 per diluted share compared to net income of $2.1 million, and a loss of $.05 per diluted share, in the fourth quarter of 2007. Diluted weighted average shares outstanding were 32.9 million and 25.1 million for the fourth quarter of 2008 and 2007, respectively. Adjusted net income for the fourth quarter of 2008, excluding the $9.8 million charge in stock-based compensation expenses related to the ''Make Good'' provision of an October 2008 financing agreement, was $6.5 million or $0.17 per diluted share, which represented a 209.5% increase, compared to the same period in 2007.

Fiscal Year 2008 Financial Results

Sales - Sales for 2008 were $216.5 million, an increase of 149% compared to $87.1 million in 2007. The increase was mainly due to strong growth in bio-diesel sales with production increasing to 58,701 tons in 2008 from 5,836 tons in 2007, solid increases in the Company's distribution segment to existing and new customers, in addition to sales generated by the four newly leased gas stations, which were not managed during 2007.

Fiscal Year 2008 Revenue Breakdown
	FY 2008	FY 2007	CHANGE
Distribution of Finished Oil	$143.4 million	$82.9 million	+73.0%
% of Sales	66.3%	95.2%
Bio-Diesel Production	$50.1 million	$4.2 million	+1092.8%
% of Sales	23.1%	4.8%
Retail Gas Stations	$23.0 million	N/A	N/A
% of Sales	10.6%	N/A
Total Sales	$216.5 million	$87.1 million	+149%

Cost of Sales - Cost of sales for 2008 was $185.9 million compared to $77.0 million in 2007, an increase of $108.9 million, or 141%. The increase was due to the sharp rise in production and sales activities during 2008. Cost of sales as a percentage of sales was approximately 86% for 2008 and 88% for 2007. The decrease was due to lower production costs resulting from proprietary production of bio-diesel that commenced in October 2007 and from a decrease in the cost of feedstock used to produce bio-diesel.

Gross Profit and Gross Margin - Gross profit was $30.6 million for 2008 compared to $10.1 million for 2007, an increase of 203.5% and representing gross margins of approximately 14% and 12%, respectively. The increase in gross margin is primarily due to the rise in market demand for finished oil products and bio-diesel, and a reduction in bio-diesel supply costs. During 2008, the gross profit margin for bio-diesel production and sales was approximately 28.5% while gross profit margin for distribution of finished oil products, such as gasoline and diesel oil, was approximately 10.8%. The retail gas stations during this same period yielded gross margins of 10.9%.

Operating Expenses - Selling, general and administrative expenses for 2008 were approximately $2.0 million compared to $1.69 million for 2007, an increase of $0.31 million or 18.4%, resulting from higher costs and salaries of staff to support the expansion and growth during 2008. There was also an increase in audit, legal, consulting and filing expenses in connection with the Company becoming public in the U.S. in October 2007. Total operating expenses as a percentage of sales for 2008 and 2007 were 0.9% and 1.9%, respectively.

Net Income - GAAP Net income for 2008 was $18.7 million compared to $8.6 million in 2007, an increase of $10.1 million or 118%. Adjusted Net income, excluding the $9.8 million charge of stock-based compensation expenses, was $28.6 million, which represented a 232.7% increase compared with same period in 2007. This increase is attributable to economies of scale combined with rapid growth in revenue especially from bio-diesel sales, and efficiency of operations by the management with emphasis on cost control. Fully diluted GAAP earnings per share were $0.54 compared to $0.21 based on 32.9 million and 25.1 million diluted shares outstanding. Excluding the non-cash charge of stock-based compensation, the Company would have reported fiscal year 2008 fully diluted earnings of $0.84 per share.

Liquidity and Capital Resources

Cash and cash equivalents were $23.1 million on December 31, 2008, which includes $14 million from financing completed in October 2008), compared to $1.4 million on December 31, 2007. The Company had working capital of $67.5 million on December 31, 2008 and a current ratio of 7.3 to 1. Inventories were $22.3 million and the accounts receivable balance was $8.2 million on December 31, 2008, compared to $12.0 and $0.3 million on December 31, 2007, respectively. The annualized days sales outstanding for the fiscal year 2008 were 7 days. Net cash provided by operations was $8.7 million in 2008, compared to $5.1 million used by operations in 2007. The net cash inflow increased during 2008 was primarily due to a large increase in net income, excluding $10.9 million in non-cash charges.

Financial Outlook for 2009

Management expects to report fiscal year 2009 revenues of at least $240.7 million and net income of at least $33.7 million, representing an increase of 11% and 18% compared to 2008 revenue and adjusted net income, respectively. Guidance includes the addition of 50,000 tons of incremental bio-diesel production capacity expected to come online during Q3 2009 and does not include the planned acquisition or lease of additional retail services stations.

Business Outlook for 2009

China Bio Energy's management plans to focus on growing its bio-diesel production, its distribution business, and expanding the footprint of its retail service stations. On the distribution and retail side, the Company benefits from its advantageous location, well-established supplier relationships as well as an extensive distribution network that has valuable railway access to reach remote parts of China that other distribution companies cannot currently reach. The Company plans to strengthen its outreach in certain key distribution areas. It also plans to add another five to seven retail gas stations through acquisition or lease, which will benefit its overall distribution profit margins.

The Company also plans to expand its current bio-diesel production capacity of 100,000 tons to 150,000 tons, either through strategic acquisitions or through a new build-out in 2009. The Company anticipates $15 million in capital expenditures to accomplish this goal. China Bio Energy has secured adequate raw materials to supply 150,000 tons of capacity, and is working towards securing more long-term sources of raw materials.

Management believes the increase in sales volume from these initiatives will not only offset the impact of current decrease in fuel prices but also favorably impact overall profits.

"Our proprietary bio-diesel production capabilities allow us to utilize multiple types of feedstock, which provide better input cost controls while ensuring optimal capacity utilization. We are the only integrated bio-diesel producer in China with a distribution license and are one of only three companies in Shaanxi licensed to distribute both finished and heavy oil, two factors which create significant barriers to entry and strong competitive advantages. Due to our geographic location and long-established supplier relationships we are able to consistently execute on our growth strategies. We will continue to capitalize on our extensive distribution network, which includes valuable railway rights that gives us exclusive access to Yunnan, Sichuan and Guizhou Provinces. We are supported by a vertically integrated distribution platform that covers a geographic population of approximately 640 million people. Couple this with the ability to leverage our own retail fuel stations, we feel we have several competitive advantages over our domestic competitors while operating a business with superior profit margins," Mr. Gao concluded.

Conference Call Information

Management will host an earnings conference call on March 26, 2009 at 8:30am ET. Interested parties may access the call by dialing +1-800-762-8779 from within the United States, or +1-480-248-5081 if calling internationally. The conference ID is 4031258. It is advisable to dial in approximately 5-10 minutes prior to the start of the call. A replay will be available through March 27, 2009 and can be accessed by dialing +1-800-406-7325 (U.S.), +1-303-590-3030 (Int'l), passcode 4031258.

This call is being web cast by ViaVid Broadcasting and can be accessed at ViaVid's website at http://www.viavid.net or at the following link: http://viavid.net/dce.aspx?sid=00005FF9 .. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit: http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About China Bio Energy Holdings Group

CBEH is a distributor of refined oil products including gasoline, diesel, and heavy oil, and a manufacturer and distributor of bio-diesel fuel. CBEH's bio-diesel fuel is made at its 100,000-ton capacity facility in Shaanxi Province. Feedstock consists of naturally growing non-edible seeds and waste oil from restaurants. CBEH's bio-diesel can be used as a complete substitute for petro-diesel or can be blended with petro-diesel. The Company's products are sold via its own distribution network, which includes four fuel depots in Shaanxi Province that have both road and rail access.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income, and non-GAAP EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non- GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our ''recurring core business operating results,'' meaning our operating performance excluding not only non-cash charges, such as stock-based compensation, but also discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

For more information, please contact:

China Bio Energy Holdings Group
Alex Gong, VP of Capital Market
Tel:   +86-136-0127-9912
Email: alexgong08@gmail.com
Web:   http://www.cbeh.net.cn/

OR

HC International, Inc.
Ted Haberfield, Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net
Web:   http://www.hcinternational.net

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	For The Year Ended
	December 31,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$23,119,028	$1,382,371
Restricted cash	919,351	200,000
Accounts receivable	8,164,320	288,589
Other receivables and deposits	3,986,984	4,403,762
Prepaid expenses	1,884,102	41,412
Advance to suppliers	17,945,487	16,546,506
Inventories, net	22,268,903	12,082,962
Due from related party	--	593,696

Total current assets	78,288,175	35,539,298

Prepaid rents	6,408,568	--
Property and equipment, net	9,997,674	8,166,250

Total noncurrent assets	16,406,242	8,166,250

TOTAL ASSETS	$94,694,417	$43,705,548

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$--	$179,617
Advance from customers	4,580,462	499,908
Taxes payable	735,461	125,015
Other payables	3,232,088	3,233,552
Loans payable	2,247,197	1,438,164

Total current liabilities	10,795,208	5,476,256

Loans payable - Non-current	--	33,655

TOTAL LIABILITIES	10,795,208	5,509,911

STOCKHOLDERS' EQUITY
Preferred stock, $.001 par value; authorized shares 10,000,000; issued and outstanding 3,465,753 and 1,000,000 shares at December 31, 2008 and 2007, respectively	3,465	1,000
Common stock, $.0001 par value; authorized shares 79,000,000; issued and outstanding 27,169,091 and 25,454,545 shares at December 31, 2008 and 2007, respectively	2,716	2,545
Additional paid in capital	44,434,250	19,611,938
Statutory reserve	4,920,114	2,051,030
Accumulated other comprehensive income	5,337,003	2,319,732
Retained earnings	29,201,661	14,209,392

Total stockholders' equity	83,899,209	38,195,637

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$94,694,417	$43,705,548

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

	For The Year Ended
	December 31, 2008	December 31, 2007

Sales	$216,506,969	$87,104,187

Cost of goods sold	185,858,502	77,006,690

Gross profit	30,648,467	10,097,497

Selling, general and administrative expenses	1,997,818	1,686,760

Income from operations	28,650,649	8,410,737

Non-operating income (expenses)
Interest expenses	(125,201)	(142,442)
Subsidy income	100,792	328,697
Other expense	(63,519)	(17,427)
Stock based compensation - make good provision	(9,838,354)	--

Total non-operating expenses	(9,926,282)	168,828

Net income	18,724,367	8,579,565

Other comprehensive item
Foreign currency translation gain	3,017,271	1,694,926

Comprehensive Income	$21,741,638	$10,274,491

Net Income	18,724,367	8,579,565
Deemed dividend to preferred stockholders	863,014	3,398,534
Net income available to common stockholders	17,861,353	5,181,031

Basic and diluted weighted average shares outstanding
Basic	25,889,748	24,238,107
Diluted	32,877,570	25,145,122

Basic and diluted net earnings per share available to common stockholders
Basic	$0.69	$0.21
Diluted	$0.54	$0.21

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW

	For The Year Ended
	December 31,	December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,724,367	$8,579,565
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	1,040,924	228,833
Bad debt expenses	--	--
Stock based compensation - make good provision	9,838,354	--
Stock based compensation - stocks to employees	9,945	--
(Increase) decrease in current assets:
Accounts receivable	(7,731,421)	5,644,946
Other receivables, deposits and prepaid expenses	(8,466,631)	(4,099,356)
Advance to suppliers	(280,790)	(11,484,067)
Inventories	(9,223,710)	(4,098,099)
Due from related party	623,581	(245,852)
Increase (decrease) in current liabilities:
Accounts payable	(187,219)	(1,889,778)
Advance from customers	3,982,577	87,896
Taxes payable	592,462	(643,780)
Other payables and accrued expenses	(217,054)	2,811,389

Net cash provided by (used in)operating activities	8,705,385	(5,108,303)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of investment	--	--
Acquisition of property and equipment	(1,251,231)	(6,809,173)
Construction in progress	--	--

Net cash used in investing activities	(1,251,231)	(6,809,173)

CASH FLOWS FROM FINANCING ACTIVITIES:
Restricted cash	(718,768)	457,811
Notes payable - trade	--	--
Notes payable - related party	--	--
Proceeds from short-term loans	719,942	269,531
Repayment of short term loan	--	(1,577,744)
Proceeds from long-term payables	--	--
Repayment of auto loans long term notes payable	(54,375)	(4,235)
Proceeds from issuance of preferred stock	9,000,000	9,774,993
Proceeds from warrants exercised	5,113,635	--
Capital contribution	--	3,905,724
Advance to shareholder	--	--
Repayment from shareholder	--	22,617

Net cash provided by financing activities	14,060,434	12,848,697

EFFECT OF EXCHANGE RATE CHANGE ON CASH AND CASH EQUIVALENTS	222,069	(180,293)

NET INCREASE IN CASH AND CASH EQUIVALENTS	21,736,657	750,928

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,382,371	631,443

CASH AND CASH EQUIVALENTS, END OF YEAR	$23,119,028	$1,382,371

Supplemental Cash flow data:
Income tax paid	$--	$--
Interest paid	$125,201	$137,463

CHINA BIO ENERGY HOLDING GROUP CO., LTD. AND SUBSIDIARIES
CONSOLIDATED PROFIT AND LOSS STATEMENTS

	For The Three Months Ended
	December 31,	December 31,
	2008	2007

Sales	59,057,147	22,269,492
Cost of goods sold	51,549,964	19,553,247
Gross Profit	7,507,183	2,716,245
	12.7%	12.2%
Operating expenses
Selling expenses	--	--
General and administrative expenses	1,035,373	885,273
Total operating expenses	1,035,373	885,273

Income from operations	6,471,810	1,830,972
	11.0%	8.2%
Non-operating income (expense)
Interest expenses	(31,714)	(43,594)
Subsidy income	116,157	328,697
Other income (expenses)	(60,901)	(17,427)
Stock-based compensation - make good provision	(9,838,354)	--
Total Non-operating income (expense)	(9,814,812)	267,676

Net income	(3,343,002)	2,098,648
	-5.7%	9.4%
Other comprehensive item
Foreign currency translation gain (loss)	(172,446)	1,189,031

Comprehensive income	(3,515,448)	3,287,679
	-6.0%	14.8%

Net income	(3,343,002)	2,098,648
Deemed dividend to preferred stockholders	863,014	3,398,534
Net income available to common stockholders	(4,206,016)	(1,299,886)

Basic and diluted weighted average shares outstanding
Basic	25,819,011	24,238,107
Diluted	32,817,152	25,145,122

Basic and diluted net earnings per share available to common stockholders
Basic	-0.16	-0.05
Diluted	-0.13	-0.05

Net Income (GAAP based) vs. Net Income (Non-GAAP Based)

For The Year Ended
December 31, 2008

Net Income (GAAP)	18,724,367

Stock-based Compensation - Make Good Provision	9,838,354

Net Income (Non-GAAP)	28,562,721

Source: China Bio Energy Holdings Group